Exhibit 99.1
Aytu BioScience Signs Exclusive Global License with Cedars-Sinai for Potential Coronavirus Treatment

Cedars-Sinai-Developed ‘Healight’ Medical Device Platform Technology Being Studied as a Potential First-in-Class COVID-19 Treatment

Conference Call Scheduled for Tuesday, April 21, 2020 at 4:30 pm ET

ENGLEWOOD, CO / ACCESSWIRE / April 20, 2020 / Aytu BioScience, Inc. (NASDAQ: AYTU) (the “Company”), a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs announced today that it has signed an exclusive worldwide license from Cedars-Sinai to develop and commercialize the Healight Platform Technology (“Healight”). This medical device technology platform, discovered and developed by scientists at Cedars-Sinai, is being studied as a potential first-in-class treatment for coronavirus and other respiratory infections.

The company will host a live conference call and webcast Tuesday, April 21, 2020 at 4:30 p.m. ET. Conference call details are provided at the end of this press release.

Led by Mark Pimentel, MD, the research team of the Medically Associated Science and Technology (MAST) Program at Cedars-Sinai has been developing the patent-pending Healight platform since 2016 and has produced a growing body of scientific evidence demonstrating pre-clinical safety and effectiveness of the technology as an antiviral and antibacterial treatment. The Healight technology employs proprietary methods of administering intermittent ultraviolet (UV) A light via a novel endotracheal medical device. Pre-clinical findings indicate the technology’s significant impact on eradicating a wide range of viruses and bacteria, inclusive of coronavirus. The data have been the basis of discussions with the FDA for a near-term path to enable human use for the potential treatment of coronavirus in intubated patients in the intensive care unit (ICU). Beyond the initial pursuit of a coronavirus ICU indication, additional data suggest broader clinical applications for the technology across a range of viral and bacterial pathogens. This includes bacteria implicated in ventilator associated pneumonia (VAP).

“Our team has shown that administering a specific spectrum of UV-A light can eradicate viruses in infected human cells (including coronavirus) and bacteria in the area while preserving healthy cells,” stated Dr. Pimentel of Cedars-Sinai. Ali Rezaie, MD, one of the inventors of this technology states, “Our lab at Cedars-Sinai has extensively studied the effects of this unique technology on bacteria and viruses. Based on our findings we believe this therapeutic approach has the potential to significantly impact the high morbidity and mortality of coronavirus-infected patients and patients infected with other respiratory pathogens. We are looking forward to partnering with Aytu BioScience to move this technology forward for the benefit of patients all over the world.”

The company believes the Healight platform technology has the potential to positively impact outcomes for critically ill patients infected with coronavirus and severe respiratory infections. The company licensed exclusive worldwide rights to the technology from Cedars-Sinai for all endotracheal and nasopharyngeal indications. Patents have been filed by Cedars-Sinai Department of Technology Transfer, and Aytu BioScience will manage all aspects of intellectual property prosecution and filing globally. Aytu BioScience expects to partner the product outside the U.S.

“We are honored to be partnering with Cedars-Sinai as we believe the Healight therapeutic platform has the potential to help many patients during this coronavirus pandemic and beyond,” said Josh Disbrow, Chairman and CEO of Aytu BioScience.

The Company is engaging with the research team at Cedars-Sinai and the FDA to determine an expedited regulatory process to potentially enable near-term use of the technology initially as a coronavirus intervention for critically ill intubated patients.

Disbrow continued, “This first-in-class technology has the potential to be a game changer for clinicians treating patients infected with coronavirus and other respiratory conditions, and our team is working tirelessly alongside the Cedars-Sinai team to determine the safety and effectiveness of this device in humans.”

Conference Call Information

The company will host a live conference call at 4:30 p.m. ET Tuesday, April 21, 2020. The conference call and webcast can be accessed by dialing either number below or via the weblink:

1- 877-407-9124 (toll-free)
1-201-689-8584 (international)

https://www.webcaster4.com/Webcast/Page/2142/34401

The webcast will be accessible live and archived on Aytu BioScience's website, within the Investors section under Events & Presentations, at aytubio.com, for 90 days.

A replay of the call will be available for fourteen days. Access the replay by calling 1-877-481-4010 (toll-free) and using the replay access code 34401.

About Aytu BioScience, Inc.

Aytu BioScience, Inc. is a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant patient needs. The Company currently markets a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"), (ii) ZolpiMist™, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. The pediatric portfolio includes (i) AcipHex® Sprinkle™, a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor; (ii) Cefaclor, a second-generation cephalosporin antibiotic suspension; (iii) Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions; and (iv) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various for infants and children with fluoride deficiency. Aytu recently acquired exclusive U.S. distribution rights to the COVID-19 IgG/IgM Rapid Test. This coronavirus test is a solid phase immunochromatographic assay used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus in human whole blood, serum or plasma. This point-of-care test has been validated in a 126 patient clinical trial in China and has received CE marking.

Aytu recently acquired Innovus Pharmaceuticals, a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve men's and women's health and vitality. Innovus commercializes over thirty-five consumer health products competing in large healthcare categories including diabetes, men's health, sexual wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer marketing channels utilizing the Company's proprietary Beyond Human® marketing and sales platform.

Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com and visit innovuspharma.com to learn about the Company's consumer healthcare products.

Contact for Media and Investors:

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Contact for Healight and COVID-19 Related Inquiries:

COVID-19@aytubio.com

SOURCE: Aytu BioScience, Inc.